IGEX Appoints Asian Financial Markets Veteran
Dermot M. Monaghan to Board

Indo Global Exchange(s) Pte, Ltd., an early entrant into the Indonesian financial market services sector, is pleased to announce and welcome the appointment of Mr. Dermot Michael Monaghan to its Board of Directors.

Mr. Monaghan most recently (2008-2010) served as Marketing and Sales Director at the Royal Bank of Canada overseeing activities in futures, options and base metals through the management of the Futures Sales group with responsibility for developing and maintaining execution and clearing relationships for RBC Capital Markets. Prior to this (2003-2007) he was the founding Director of PT Masuka, a property management and developer in Bali, Indonesia, and previously (1997-2002) was Director and Global Head of Asian Equity Trading at ABN AMRO (SECS) Asia, Hong Kong. Between 1996 and 1997 he was a Director, partner and head of Asian Equity Trading at NAVA, Standard Chartered Securities, Hong Kong, and from 1986 to 1996 was Director of Trading and a board member at ING Baring Securities. Previous duties included Director of Trading (New York) at Cresvale Securities as head of Japanese and North American convertible bond trading, and he began his career as a junior exchange floor trader, trainee analyst and was promoted to specializing in OTC HK, Singapore and US equities at Akroyd and Smithers (now UBS). Mr. Monaghan currently resides in Indonesia and was educated at 1977-1980 Staffordshire College of Further Education (1977-1980), Bishton Hall Preparatory School, and Ampleforth College, Yorkshire, UK. He is further professionally qualified on the London Stock Exchange NYSE/NASD Series 7, 17, 63 and 24, Singapore Module 1B, 5 & 6.

IGEX President and CEO Mr. John O'Shea states, "Dermot brings extensive and in-depth insight into the operations, sales and marketing of financial products in the Asian marketplace. We are extremely gratified and pleased that he has elected to accept our offer to sit on our Board. We are certain his experience, wisdom and knowledge will aid us immensely as we move ahead in the development of both our business and shareholder value." Additional details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer with the Securities and Exchange Commission ("SEC") available at www.sec.gov.